AMENDMENT NO. 2 TO THE CREDIT AGREEMENT

          This AMENDMENT NO. 2 TO THE CREDIT AGREEMENT, dated as of June 28, 2002 (this "Amendment"), is hereby entered into among LSP-COTTAGE GROVE, L.P., a limited partnership organized and existing under the laws of the State of Delaware (the "Partnership"), EACH OF THE LENDERS SIGNATORY HERETO (the "Lenders") and DRESDNER BANK AG, NEW YORK BRANCH, the New York Branch of a banking corporation organized under the laws of Germany, as agent for the Lenders (in such capacity, the "Agent").

          WHEREAS, the parties hereto are party to a certain Credit Agreement dated as of May 1, 1995, as amended by Amendment No. 1 thereto dated as of December 31, 1995 (as so amended and as further amended, supplemented, amended and restated or otherwise modified from time to time, the "Credit Agreement"); and

          WHEREAS, the parties wish to amend the Credit Agreement pursuant to Section 11.04 thereof in order to extend the maturity date thereof as set forth below.

          NOW, THEREFORE, the parties hereto hereby agree as follows:

          Section 1.     Definitions. Capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Credit Agreement.

          Section 2.     Amendment. Effective on and as of the Effective Date (as defined in Section 3 below), the definition of "Final Maturity Date" contained in Appendix A to the Credit Agreement shall be amended by replacing, in its entirety, the definition thereof with the following:

          "Final Maturity Date" shall mean July 30, 2002.

          Section 3.     Conditions Precedent. The amendment to the Credit Agreement set forth in Section 2 shall become effective upon the date (the "Effective Date") as of which the following conditions precedent have been satisfied:

                     (i)     the Agent shall have received counterparts of this Amendment, executed and delivered by the Partnership, the Agent and each of the Lenders;

                     (ii)     the Agent shall have received counterparts of the Deposit Account Control Agreement dated as of the date hereof among the Partnership, the Agent and Dresdner Bank AG, New York Branch, as Account Bank substantially in the form of Exhibit A hereto (the "Deposit Account Control Agreement"), executed and delivered by the Partnership, the Agent and the Account Bank;

                     (iii)     pursuant to Section 2.1.B of the Deposit Account Control Agreement, the Partnership shall have deposited into the Deposit Account (as defined in the Deposit Account Control Agreement) an amount not less than the Required Balance (as defined in Section 2.1.B of the Deposit Account Control Agreement);

                     (iv)     the Agent shall have received from the Partnership evidence satisfactory to the Agent that the Partnership shall have received a commitment from a lender (subject only to customary terms and conditions) to replace the Agent and Lenders under the Credit Agreement on or prior to July 30, 2002; and

                     (v)     the Agent shall have received from the Partnership payment of an extension fee in an amount equal to $15,000.

          Section 4.     Representations and Warranties. The Partnership hereby represents and warrants to each Lender and the Agent that:

                     (i)     it has full power and authority to execute, deliver and perform this Amendment and the Deposit Account Control Agreement;

                     (ii)     the execution, delivery and performance by the Partnership of this Amendment and the Deposit Account Control Agreement have been duly authorized by all necessary partnership action;

                     (iii)     this Amendment and the Deposit Account Control Agreement constitutes the legal, valid and binding obligation of the Partnership enforceable in accordance with its terms (except to the extent enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors, rights generally and by generally applicable principles of equity);

                     (iv)     neither the execution, delivery and performance of this Amendment nor of the Deposit Account Control Agreement by the Partnership requires any Governmental Approval other than Governmental Approvals which have already been obtained and which are in full force and effect and are final and non-appealable;

                     (v)     neither the execution, delivery and performance of this Amendment nor of the Deposit Account Control Agreement conflicts with, constitutes a default under, or otherwise violates (x) the Partnership's certificate of limited partnership or the Partnership Agreement, (y) any indenture, mortgage, deed of trust or other contractual instrument, covenant or restriction to which the Partnership is party or by which it or its assets may be bound or (z) any provision of any law, rule, regulation, order, writ, judgment or decree applicable to the Partnership; and

                     (vi)     the Deposit Account Control Agreement is effective to create, in favor of the Agent on behalf of the Lenders, a valid and enforceable first priority security interest in the Deposit Account (as defined therein) and all other collateral covered or purported to be covered thereby, prior and superior to all other liens, existing or future. No recordings, filings or other action is required to establish and perfect such security interest.

          Section 5.     Miscellaneous. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect and is hereby ratified and affirmed by each of the parties hereto. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument. THIS AMENDMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

          Section 6.     PPA Letter of Credit. The Partnership acknowledges and agrees that the occurrence of the Final Maturity Date on July 30, 2002 (as a result of the amendment to the Credit Agreement set forth in Section 2) will not diminish or otherwise affect the obligations, duties and liabilities of the Partnership under any provisions of the Credit Agreement to the Issuing Bank relating specifically to the PPA Letter of Credit (as defined in the Deposit Account Control Agreement) or its Reimbursement Obligations thereunder, notwithstanding that the December 31, 2002 expiration date of such letter of credit extends beyond the Final Maturity Date.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

LSP-COTTAGE GROVE, L.P. By LSP-COTTAGE GROVE, INC., as general partner By: /s/ THOMAS F. SCHWARTZ Name: Thomas F. Schwartz Title: Senior Vice President and Chief Financial Officer

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

DRESDNER BANK AG, NEW YORK BRANCH, as Agent By: /s/ LAURA J.K. SCHUMACHER Name: Laura J.K. Schumacher Title: Vice President By: /s/ BRIAN M. SMITH Name: Brian Smith Title: Director

DRESDNER BANK AG, NEW YORK AND GRAND CAYMAN BRANCHES, as Lender By: /s/ LAURA J.K. SCHUMACHER Name: Laura J.K. Schumacher Title: Vice President By: /s/ BRIAN M. SMITH Name: Brian Smith Title: Director